Exhibit 3.1

CEB INC.

(a Delaware corporation)

AMENDMENT

TO

BYLAWS

Effective June 24, 2015

Article III, Section 1 of the Second Amended and Restated Bylaws of CEB, Inc., is amended and restated in its entirety to read as follows:

1. Election of Directors. In an uncontested election, to be elected any nominee for election as a director (including incumbent directors) must receive a majority of votes cast at any meeting for the election of directors at which a quorum is present (a “Majority Vote”). Any incumbent who does not receive a Majority Vote in an uncontested election shall promptly tender to the Board of Directors his or her offer of resignation following certification of the shareholder vote. For purposes of this Article III, Section 1 an “uncontested election” is an election in which the number of nominees is not greater than the number of directors being elected at the meeting; provided that if, as of a date that is fourteen (14) days in advance of the date the corporation files its definitive proxy statement for such meeting (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, the election at such meeting shall not be considered “uncontested”, and the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote “against” a nominee, but shall either vote “for” or withhold their vote with respect to any nominee. For purposes of this Article III, Section 1 “a majority of votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker nonvotes” not counted as a vote cast either for or against that director’s election). Each nominee for election as a director (including incumbent directors) must agree in advance to abide by this Article III, Section 1 as a condition of his or her nomination for election as a director.

The Nominating and Corporate Governance Committee shall consider the resignation offer, and shall make a recommendation to the Board whether to accept or reject the resignation offer. In making its recommendation, the Nominating and Corporate Governance Committee may consider all factors it deems relevant. The Board of Directors shall act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the election results. In making its determination whether to accept or reject the resignation offer, the Board of Directors may consider all factors it deems relevant. An incumbent director who tenders his or her resignation for consideration shall not participate in the Nominating and Corporate Governance Committee’s or the Board of Directors’ recommendation or decision, or any deliberations related thereto. If a majority of the members of the Nominating and Corporate Governance Committee or the Board of Directors do not receive a Majority Vote at the same uncontested election, then the independent directors (other than those who did not receive a Majority Vote at the same uncontested election) shall act as a special committee to consider the resignation offers and recommend to the Board of Directors whether to accept or reject all or any of them.

If a director’s resignation is accepted by the Board of Directors pursuant to this Article III, Section 1, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the the Corporation’s Certificate of Incorporation or may decrease the size of the Board of Directors pursuant to the Corporation’s Certificate of Incorporation. If a director’s resignation is not accepted by the Board of Directors pursuant to this Article III, Section 1, such director shall continue to serve until the next annual meeting and until such director’s successor shall have been duly elected and qualified, or his or her earlier resignation or removal.